Exhibit 11

      STATEMENT REGARDING SUPPLEMENTAL COMPUTATION OF EARNINGS PER SHARE


                                                            Historical
                                                  -----------------------------

                                                    Primary       Fully Diluted
                                                 --------------   --------------
For the three months ended June 30, 1997:
Weighted average number of common shares
outstanding                                         23,164,147       23,164,147
Common stock equivalents                               910,728        1,528,491
                                                 ==============   ==============
                                                    24,074,875       24,692,638
                                                 ==============   ==============
Net income                                          $6,469,000       $6,469,000
                                                 ==============   ==============
Net income per common share                              $0.27            $0.26
                                                 ==============   ==============



For the three months ended June 30, 1996:
Weighted average number of common shares
outstanding                                         21,104,473       21,104,473
                                                  ==============   =============
Net income (loss)                                  $(3,657,000)     $(3,657,000)
                                                  ==============   =============
Net income (loss) per common share                      $(0.17)          $(0.17)
                                                  ==============   =============